                                                                      EXHIBIT 99

            HAYES LEMMERZ' PLAN OF REORGANIZATION CONFIRMED BY COURT;

                    COMPANY WILL SOON EMERGE FROM CHAPTER 11

      NORTHVILLE, Mich., May 12 - Hayes Lemmerz International, Inc. (OTC: HLMMQ) today announced that the U.S. Bankruptcy Court for the District of Delaware confirmed the modified Plan of Reorganization that was filed by the Company and certain of its subsidiaries. Confirmation of the modified Plan should permit the Company to meet its goal of emerging from Chapter 11 prior to the end of the second quarter of fiscal 2003. The modified Plan garnered overwhelming support from its Unsecured Creditors and the Secured Lenders. Emergence from Chapter 11 is subject to consummation of its proposed exit financing facility to be arranged by Citigroup Inc. and Lehman Brothers Inc.

      -   (Logo: http://www.newscom.com/cgi-bin/prnh/20010522/HLILOGO)

      "We are pleased that our modified Plan has been confirmed by the Court and was supported by an overwhelming majority of our creditors," said Curtis Clawson, Chairman and Chief Executive Officer of Hayes Lemmerz. "This is wonderful news for our employees, customers, and suppliers, and I want to thank all of them for their support."

      Mr. Clawson further commented, "Our emergence marks the end of what may be the most difficult chapter in our company's history. We have worked diligently over the past year and a half to rebuild Hayes Lemmerz by strengthening the Company's operational and financial performance. The actions we have taken to enhance performance, streamline operations and compete effectively in today's market will continue after emergence. We will continue to aggressively pursue our goals of satisfying our customers, becoming a low-cost producer and having the best people."

      As previously announced and in accordance with the modified Plan, holders of prepetition secured claims will receive approximately $478.5 million in cash and 53.1% of the New Common Stock. Holders of senior note claims will receive $13 million in cash and 44.9% of the New Common Stock, and holders of general unsecured claims will receive 2% of the New Common Stock. Additionally, as part of the confirmed Plan, a new seven-member Board of Directors will be formed.

      Hayes Lemmerz, its U.S. subsidiaries and one subsidiary organized in Mexico filed voluntary petitions for reorganization under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware on December 5, 2001.

      Hayes Lemmerz International, Inc. is one of the world's leading global suppliers of automotive and commercial highway wheels, brakes, powertrain, suspension, structural and other lightweight components. The Company has 43 plants, 3 joint venture facilities and 11,000 employees worldwide.

      This press release includes forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, which represent the Company's expectations and beliefs concerning future events that involve risks and uncertainties which could cause actual results to differ materially from those currently anticipated. All statements other than statements of historical facts included in this release are forward looking statements. Factors that could cause actual results to differ materially from those expressed or implied in such forward looking statements include the factors set forth in our periodic reports filed with the SEC. Consequently, all of the forward looking statements made in this press release are qualified by these and other factors, risks, and uncertainties.

Cantact: Marika P. Diamond of Hayes Lemmerz International, Inc., +1-734-737-5162

Web site:  http://www.hayes-lemmerz.com/